Exhibit 10.14

Summary of Outside Director Compensation Program

Annual Retainers

Director	$40,000	Paid quarterly at beginning of quarter

Chair of Audit Committee	+$15,000	Paid quarterly

Chair of Compensation Committee	+$10,000	Paid quarterly

Non-chair committee member	+$5,000	Paid quarterly

Note: All travel expenses paid based on voucher; pro-rated payment for the quarter during which the initial public offering is consummated.

STOCK COMPENSATION:	$40,000/year; each grant subject to one year vesting; first year value based on initial public offering price and granted upon consummation of initial public offering; subsequent years’ stock compensation granted in May of year.

Note: For subsequent new Board members who join Board mid-year, cash and stock compensation is pro-rated.